Exhibit 3(b)-3

SECRETARIAL CERTIFICATION

BOARD OF DIRECTORS

OF

TCF FINANCIAL CORPORATION

October 15, 2007

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RE:  Amendment of the Bylaws to Authorize Direct Registration of Shares

WHEREAS, this Board has authority under Article 11 of the Restated Certificate of Incorporation to amend the Bylaws; and

WHEREAS, the New York Stock Exchange (“NYSE”) has adopted Rule 501.00 requiring all listed companies to convert to a direct registration (book entry) system for their shares by January 1, 2008 and the Board wishes to amend the Bylaws to authorize such a direct registration system;

NOW, THEREFORE, BE IT HEREBY

RESOLVED, that Article V, Section 1 (“Stock Certificates”) of the Restated Bylaws is hereby amended to read as follows:

ARTICLE V - STOCK CERTIFICATES, UNCERTIFICATED SHARES AND THEIR TRANSFER

SECTION 1. STOCK CERTIFICATES, UNCERTIFICATED SHARES. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences, and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Shares of the Corporation’s capital stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Corporation in accordance with a direct registration system approved by the Securities and Exchange Commission and by any securities exchange on which the stock of the Corporation may from time to time be traded.

Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or §§ 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Dated:    October 17, 2007

(Corporate Seal)

/s/ Gregory J. Pulles
Gregory J. Pulles, Secretary